Exhibit 99.1   Press Release dated October 24, 2008.

FOR IMMEDIATE RELEASE                                                                                                 FOR MORE INFORMATION:
October 24, 2008                                                                                                                         Mary Cohron
                                                                                                                                                      Chief Executive Officer
                                                                                                                                                      (270) 393-0700

Citizens First Corporation Announces Third Quarter 2008 Results

BOWLING GREEN, KY – Citizens First Corporation (NASDAQ: CZFC) (the “Company”) today reported its results of operations for the quarter ended September 30, 2008.  Mary D. Cohron, President and CEO, reported that the Company’s net income on a consolidated basis for the third quarter of 2008 was $197,000, or $0.03 per basic and diluted common share,  compared to net income of $409,000, or $0.14 per basic and diluted common share for the third quarter of 2007, a decrease of $212,000, or 51.8%.

Mary D. Cohron, President and CEO, reported that the Company’s net income on a consolidated basis for the first nine months of 2008 was $1.0 million, a decrease of $300,000 or 23.1%, compared to $1.3 million reported for the nine months ended September 30, 2007.  Earnings per basic and diluted common share for the nine months ended September 30, 2008, were $0.33, as compared to $0.46 per basic and diluted common share, for the same period in 2007.

“Our deposits continue to reprice down, positively impacting our net interest margin.  However, the 225 basis point decrease in prime at the beginning of 2008 continues to negatively impact our margin.  Our reduction in non-interest expense continues to be ahead of plan.  Earnings in the third quarter were affected by the classification and charge off of one commercial loan and the subsequent increase in provision,” stated Cohron.

Net interest income for the quarter ended September 30, 2008, was $2.8 million, versus $2.9 million for the same quarter of 2007, a decrease of $100,000, or 3.4%.  Net interest income for the nine month period ended September 30, 2008, decreased $870,000, or 9.50%, compared to the previous year.  The Company’s net interest margin declined to 3.55% for 2008 year-to-date compared to 4.08% for 2007 year-to-date, due to the 225 basis point drop in the prime rate during the first two quarters of the year.

Non-interest income was $792,000 during the third quarter of 2008, compared to $672,000 in the same quarter of 2007, an increase of $120,000, or 17.9%.  Non-interest income for the nine months ended September 30, 2008, was $2.2 million, an increase of $300,000 over the $1.9 million earned for the nine months ended September 30, 2007.  Income on company owned life insurance, which was purchased in June 2007, increased $146,000 for the nine months ended September 30, 2008, as compared to the same period of 2007.  Additional increases in non-interest income for the quarter can be attributed to increases in service charges on deposit accounts.

Non-interest expense was $2.8 million for the third quarter of 2008, versus $2.9 million for the same period of 2007, a decrease of $100,000, or 3.4%.  Non-interest expense for the nine months ended September 30, 2008, was $8.4 million, a decrease of $500,000 from the $8.9 million for the nine months ended September 30, 2007.  The decrease in salary and benefit costs account for the primary decrease in non-interest expenses as employment has decreased to 104 full time equivalent employees from 119 employees in the previous year.

A $575,000 provision for loan losses was recorded for the third quarter of 2008, primarily attributed to one commercial loan customer, compared to a $170,000 provision in the third quarter of 2007.  Non-performing assets totaled $2.9 million at September 30, 2008, compared to $4.5 million at December 31, 2007, a decrease of $1.6 million.  Non-performing assets to total loans ratio was 1.06% and 1.75% at September 30, 2008, and December 31, 2007, respectively.  The allowance for loan losses at September 30, 2008, was $3.2 million, or 1.18% of total loans, compared to $3.2 million, or 1.25% of total loans as of December 31, 2007.  “Non-performing assets continue to decline as we work through credit issues to mitigate risks,” said Cohron.

Total assets at September 30, 2008 were $359.5 million, up $13.1 million, or 3.8%, from $346.4 million at December 31, 2007.  Loans increased $19.6 million or 7.7%, from $254.8 million at December 31, 2007, to $274.4 million at September 30, 2008.  Deposits at September 30, 2008, were $281.6 million, a decrease of $700,000, or 0.2%, compared to $282.3 million at December 31, 2007.

Stockholders’ equity was 10.3% of total assets as of September 30, 2008, with equity decreasing slightly from $37.2 million at the end of the third quarter of 2007 to $37.1 million at the end of the same quarter in 2008.  The Company’s return on average equity was 3.65% for the nine months ending September 30, 2008, compared to a return of 4.71% for the nine months ending September 30, 2007.  “We continue to be well capitalized under applicable regulatory guidelines,” said Cohron.  Book value per common share was $14.97, and $15.07, at September 30, 2008, and 2007, respectively.

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999.  The Company currently has ten offices located in Warren, Simpson, Barren and Hart Counties in Kentucky.  Since 2000, Warren County has grown faster than any other Kentucky County.  Simpson and Barren Counties are two of seven counties growing faster than the state as a whole.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially.  Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, a continuation or worsening of the current disruption in credit and other markets, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, and retention of key personnel.  Actions by the Department of the Treasury and federal bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

Consolidated Financial Highlights (Unaudited)
In thousands except per share data

                                                                                                                                                                                  Three Months Ended                                                Nine Months Ended
                                                                                                                                                                                       September 30                                                            September 30
                                                                                                                                                                  2008                                     2007                                           2008                                             2007
Interest income	$5,158	$5,644	$15,725	$17,300
Interest expense	2,359	2,725	7,450	8,155
Net interest income	2,799	2,919	8,275	9,145
Provision for loan losses	575	170	852	270
Net interest income after provision for loan losses	2,224	2,749	7,423	8,875
Non-interest income	792	672	2,169	1,852
Non-interest expenses	2,843	2,880	8,390	8,886
Income before income taxes	173	541	1,202	1,841
Provision for income taxes	(24)	132	167	540
Net income	197	409	1,035	1,301
Preferred dividends	130	131	389	389
Net income available for common shareholders	$67	$278	$646	$ 912
Basic earnings per common share	$0.03	$0.14	$0.33	$0.46
Diluted earnings per common share	$0.03	$0.14	$0.33	$0.46

	September 30	December 31
	2008	2007
Cash and cash equivalents	$ 7,629	$ 13,862
Available for sale securities	42,171	42,316
Loans held for sale	589	796
Loans	274,365	254,765
Allowance for loan losses	(3,246)	(3,194)
Intangible assets	12,911	13,147
Other assets	25,095	24,661
Total assets	$359,514	$346,353

Deposits	$281,575	$282,276
Securities sold under repurchase agreements	12,033	3,181
FHLB advances	20,970	15,317
Other borrowings	5,000	5,000
Other liabilities	2,796	3,283
Total liabilities	322,374	309,057
Preferred stock	7,659	7,659
Common stock	26,752	26,573
Retained earnings	3,692	3,146
Accumulated comprehensive income (loss)	(963)	(82)
Total shareholders’ equity	37,140	37,296
Total liabilities and shareholders’ equity	$359,514	$346,353